Exhibit 99.1

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma combined statement of operations was prepared using the historical consolidated financial statements of Rite Aid Corporation (“Rite Aid”) and The Jean Coutu Group (PJC) USA, Inc. (“JC Group USA”).  This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of Rite Aid and JC Group USA.

The accompanying unaudited pro forma combined statement of operations gives pro forma effect to our acquisition of JC Group USA, which closed on June 4, 2007, assuming a purchase price of $2,358.3 million in cash and the issuance of Rite Aid common stock, using the purchase method of accounting.  Included in the cash payment is a preliminary working capital adjustment of $58.3 million, which is based upon the preliminary working capital (as defined in the Agreement) of JC Group USA as of the close of the transaction.

The pro forma adjustments related to the acquisition are preliminary and do not reflect the final purchase price or final allocation of the excess of the purchase price over the net book value of the net assets of JC Group USA, as the process to assign a fair value to the various tangible and intangible assets acquired has not yet been completed.  Final adjustments are likely to result in a materially different purchase price and allocation of the purchase price, which will affect the depreciation and amortization expense recorded in the statement of operations.  The following unaudited pro forma consolidated statement of operations does not give effect to the divestiture, subsequent to the closing of the acquisition, of 23 stores that was agreed to with the FTC or the additional three stores that have been agreed to with the offices of the attorney general of several states.  These stores accounted for approximately $34 million in sales on a pro forma basis for the twenty-six-week period ended September 1, 2007.

The unaudited pro forma combined statement of operations for the twenty-six week period ended September 1, 2007 assumes that the acquisition and the related financings took place on the first day of the period presented (i.e., March 4, 2007).  The unaudited pro forma combined statement of operations for the twenty-six week period ended September 1, 2007 combines Rite Aid’s unaudited consolidated statement of operations for the twenty-six weeks ended September 1, 2007 with JC Group USA’s unaudited consolidated statement of operations for the thirteen week period ended June 2, 2007.

Reclassifications have been made to the statements of operations of JC Group USA to conform it to Rite Aid’s financial statement classifications.

The pro forma financial information is based on the estimates and assumptions set forth in the notes to such information.  The pro forma financial information is preliminary and is being furnished solely for information purposes and, therefore, is not necessarily indicative of the combined results of operations that might have been achieved for the date or period indicated, nor is it necessarily indicative of the results of operations that may occur in the future.

RITE AID CORPORATION
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions)

	Rite Aid Corporation 26 weeks ended September 1, 2007	JC Group USA 13 weeks ended June 2, 2007	Total Pro Forma Adjustments		Pro Forma Combined
Revenues	$11,057.0	$2,392.8	$—		$13,449.8
Costs and expenses:
Cost of goods sold	8,038.0	1,783.3	3.1	(1)	9,824.4
Selling, general and administrative expenses	2,878.7	569.7	53.3	(1)	3,501.7
Store closing and impairment charges	20.6	—	22.4	(1)	43.0
Interest expense	192.0	71.1	(17.3	)(2)	245.8
Loss on debt modifications and retirements, net	12.9	—	—		12.9
(Gain) loss on sale of assets and investments, net	(2.6)	—	—		(2.6)
Depreciation and amortization	—	59.7	(59.7	)(1)	—
Interest income	—	(1.6)	1.6	(1)	—
Foreign currency loss	—	24.5	(24.5	)(3)	—
	11,139.6	2,506.7	(21.1)		13,625.2
Income (loss) before income taxes	(82.6)	(113.9)	21.1		(175.4)
Income tax (benefit) expense	(40.6)	(43.2)	7.9	(4)	(75.9)
Net income (loss)	$(42.0)	$(70.7)	$13.2		$(99.5)

Basic and diluted loss per share:
Net loss	$(42.0)				$(99.5)
Accretion of redeemable preferred stock dividend	(0.1)				(0.1)
Cumulative preferred stock dividend	(16.1)				(16.1)
Preferred stock beneficial conversion	(0.6)				(0.6)
Loss attributable to common stockholders — basic and diluted	$(58.8)				$(116.3)

Basic and diluted weighted average shares	656.4				782.8

Basic and diluted loss per share	$(0.09)				$(0.15)

See accompanying notes to unaudited pro forma combined financial information, including Note 2 for an explanation of the preliminary pro forma adjustments.

RITE AID CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Note 1—Basis of Presentation

On August 23, 2006, Rite Aid Corporation entered into the stock purchase agreement with Jean Coutu Group.  Pursuant to the terms of and subject to the conditions set forth in the stock purchase agreement, Rite Aid agreed to acquire all of the outstanding capital stock of JC Group USA, which is engaged in the business of operating a network of retail pharmacy stores conducting business under the Brooks and Eckerd banners.  On June 4, 2007, Rite Aid closed the transaction and completed the acquisition of JC Group USA.

The aggregate purchase price for the acquisition of JC Group USA consisted of $2,300.0 million in cash, subject to a working capital adjustment, and 250 million shares of Rite Aid common stock.  The preliminary working capital adjustment was an increase to the purchase price of $58.3 million.

The unaudited pro forma consolidated statement of operations does not give effect to the divestiture of the 23 stores that was agreed to with the Federal Trade Commission and occurred subsequent to June 4, 2007 or the additional three stores that has been agreed to with the offices of the attorney general of several states.  These stores accounted for approximately $34 million in sales on a pro forma basis for the twenty-six week period ended September 1, 2007.

The accompanying unaudited pro forma combined statement of operations for the twenty-six week period ended September 1, 2007 assumes that the acquisition took place on March 4, 2007.  The unaudited pro forma combined statement of operations for the twenty-six week period ended September 1, 2007 combines Rite Aid’s unaudited consolidated statement of operations for the twenty-six weeks ended September 1, 2007 with JC Group USA’s unaudited consolidated statement of operations for the thirteen week period ended June 2, 2007.  Reclassifications have been made to the statement of operations of JC Group USA to conform it to Rite Aid’s financial statement classifications.

You should be advised that the following pro forma combined financial statement has been prepared for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by us or the combined company for the periods presented or that will be achieved by us or the combined company in the future.

Note 2—Unaudited Pro Forma Adjustments

The pro forma adjustments included in the accompanying statement are preliminary and do not reflect the final purchase price or final allocation of the excess of the purchase price over the net book value of the net assets of JC Group USA, as the process to assign a fair value to the various tangible and intangible assets acquired has not yet been completed.  The Company has received a preliminary draft valuation of the fixed assets, prescription file intangibles and favorable and unfavorable lease intangibles of JC Group USA from an independent third party, and has used the valuation as the basis of the purchase price allocation.  Final adjustments to this valuation are likely to result in a materially different purchase price and allocation of the purchase price, which will affect the amount of depreciation and amortization expense recorded in the statement of operations.

Unaudited Pro Forma Combined Statement of Operations

(1)        Reflects the following pro forma adjustments (in millions):

Pro forma Impact 26 weeks ended September 1, 2007
Adjustments to depreciation and amortization expense resulting from an allocation of a portion of the purchase price of JC Group USA to:
—property plant and equipment (decrease in SG&A)	$(4.0)
—prescription file intangibles (increase in SG&A)	$17.6
—favorable and unfavorable lease intangibles, net (increase in SG&A)	$7.1
Reclassification of depreciation and amortization of JC Group USA to:
—costs of goods sold (increase in cost of goods sold)	$3.1
—SG&A (increase in SG&A)	$56.6
Reclassification of interest income of JC Group USA to SG&A (decrease in SG&A)	$(1.6)
Reclassification of amounts from SG&A to conform with Rite Aid’s presentation in the statement of operations.
—store closing and impairment charges (decrease in SG&A)	$(22.4)

Depreciation expense related to the purchase price adjustment to property, plant and equipment is calculated as being depreciated over a period of 5 to 30 years (assumed average of 10 years), based on the nature and use of the acquired asset.  Amortization expense related to the purchase price adjustment to favorable lease intangibles is calculated as being amortized over a 10 year period, which is the assumed remaining minimum period of the majority of the acquired operating leases.  Amortization expense related to the purchase price adjustment to prescription file intangibles is calculated as being amortized on an accelerated basis over a 10 year period, as this is the retention period calculated as part of our valuation of these assets.

The useful lives assigned in the final purchase price allocation could differ from the assumed lives utilized herein, which could have a material impact on depreciation and amortization expense.  A $10.0 million adjustment to the value assigned to property plant and equipment would have an impact on annual depreciation expense of $1.0 million.  A $10.0 million adjustment to the value assigned to favorable lease intangibles would have an impact on annual amortization expense of $1.0 million.  A $10.0 million adjustment to the value assigned to prescription file intangibles would have an impact on annual amortization expense of $1.3 million.

(2)        Reflects the impact of eliminating the historical interest expense incurred by JC Group USA for intercompany debt to Jean Coutu Group and adding interest expense to be incurred for the debt issued for the acquisition.  A 1/8 % change in LIBOR would increase or decrease our pro forma interest expense by approximately $2.0 million per year.

(3)        Reflects the elimination of loss on foreign currency exchange between JC Group USA and Jean Coutu Group related to the Canadian dollar denominated intercompany debt that will not be acquired as a part of the acquisition.

(4)        Represents the tax effect of the pro forma adjustments, recorded at an estimated statutory rate of 37.5%.